UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Tandy Brands Accessories, Inc.

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IMPORTANT MESSAGE FROM YOUR BOARD OF DIRECTORS
October 19, 2007
Dear Fellow Stockholder,
     At the 2007 Annual Meeting of Stockholders of Tandy Brands Accessories, Inc., scheduled for October 29, 2007, you will be asked to elect two directors. Your Board of Directors has nominated two independent, experienced and highly qualified individuals, Colombe M. Nicholas and W. Grady Rosier. Both nominees currently serve on our Board, bring a wealth of relevant experience to Tandy Brands, understand the complexities of our business, and are committed to the pursuit of maximizing value for all of our stockholders.
A FEW REASONS WHY YOU SHOULD VOTE FOR THE TANDY BRANDS NOMINEES
Independent Governance Professionals Recommend Voting for the Tandy Brands Nominees
•	Institutional Shareholder Services (“ISS”) and PROXY Governance, Inc. (“PGI”), two of the world’s leading independent proxy advisory firms have recently recommended stockholders vote for the Tandy Brands nominees.
•	ISS met with both Tandy Brands management (including Mr. Rosier) and the dissident, to better understand both perspectives. Any stockholder seeking the advice of a knowledgeable and independent third party should follow the ISS and PGI recommendations to vote for the Tandy Brands nominees on the WHITE proxy card.
Tandy Brands is Committed to Good Corporate Governance
•	The corporate governance changes your Board has initiated are a response to Tandy Brands’ position in the changing corporate governance environment, not pressure from the dissident.
•	In its report dated October 18, ISS rates Tandy Brands as outperforming 95.6% of the companies in its corporate governance index – this is no accident – this is a result of your Board’s commitment to good governance.
The Tandy Brands’ Nominees are Highly Experienced and Qualified
•	Grady Rosier has over 30 years of experience in the retail and distribution industries, and for the past 11 years has served as the President and CEO of McLane Company, which was purchased by Berkshire Hathaway in May 2003. Mr. Rosier also currently serves on the board of Evergreen Energy, a publicly traded energy company.
•	Colombe Nicholas was formerly the President and CEO of Anne Klein Group, President and Chief Operating Officer of Giorgio Armani Fashion Corporation and President and Chief Executive Officer of Christian Dior New York. Ms. Nicholas also has previous experience serving on public company boards.
•	The dissident nominees have no relevant industry experience, no experience serving on a public company board and no experience in running or managing a business.
•	Both ISS and PGI noted the experience of the Tandy Brands nominees and the lack of experience of the dissident nominees. In particular, PGI stated, “We believe that a comparison of the management and dissident nominees argues strongly in support of management. ... With no experience in the accessories or retail industry, and no experience in running any business other than an investment fund, we believe [the dissident nominees] were chosen merely because they best represented Golconda’s interests, rather than because of any ability to represent all shareholders.”

YOUR VOTE IS IMPORTANT
SUPPORT YOUR BOARD’S NOMINEES
     We ask that you support your Board’s nominees by voting FOR Colombe Nicholas and FOR Grady Rosier on the WHITE proxy card and discarding all blue proxy cards you may receive from Golconda Capital Portfolio, L.P.
     IF YOU HAVE ALREADY VOTED THE BLUE PROXY CARD, YOU CAN CHANGE YOUR VOTE BY SIGNING AND DATING THE WHITE PROXY CARD AND RETURNING IT AS SOON AS POSSIBLE.
     Your vote is IMPORTANT. Whether or not you plan to attend the 2007 Annual Meeting on October 29, please SIGN, DATE and RETURN the enclosed WHITE proxy card today or vote by telephone or internet as described on the WHITE proxy card.
     On behalf of your Board of Directors, thank you for your attention and continued support. We look forward to seeing you at the 2007 Annual Meeting of Stockholders of Tandy Brands Accessories, Inc.
Sincerely,

/s/ J.S.B. Jenkins J.S.B. Jenkins, President and Chief Executive Officer	/s/ Dr. James F. Gaertner Dr. James F. Gaertner, Chairman of the Board
Important Information
The Company filed a definitive proxy statement in connection with its 2007 annual meeting of shareholders with the Securities and Exchange Commission on September 21, 2007. Stockholders are strongly advised to read the proxy statement carefully, as it contains important information. The Company and certain other persons may be deemed participants in the solicitation of proxies from stockholders in connection with the Company’s 2007 Annual Meeting of Stockholders. Information concerning such participants is available in the Company’s Proxy Statement, filed with the Securities and Exchange Commission on September 21, 2007. Stockholders may obtain, free of charge, copies of the Company’s Proxy Statement and any other documents filed by the Company with the SEC in connection with the 2007 Annual Meeting of Stockholders at the SEC’s website at www.sec.gov or by contacting the Company’s proxy solicitor Georgeson Inc. at (888) 605-7570 toll free.

If you have questions or need assistance in voting your shares, please call:
Georgeson
17 State Street, 10th Floor
New York, NY 10004
(888) 605-7570 (Toll Free)
Banks and Brokerage Firms please call:
(212) 440-9800